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                                                                     Exhibit 21

                          SUBSIDARIES OF THE REGISTRANT

SCHAWK, INC.

     Schawk Canada, Inc.

         Stanmont, Inc.

         Herzig Sommerville Limited

         Design Partners

     Schawk de Mexico, S.A. de C.V.

         Schawk Servicios Administrativos, S.A. de C.V.

     Schawk  GmbH








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